Filed Pursuant to Rule 433
Registration Statement No. 333-198738
Supplementing the Preliminary Prospectus Supplement dated
September 15, 2014 (To Prospectus dated September 15, 2014)

ROSS STORES, INC.

$250,000,000

3.375% Senior Notes due 2024

Pricing Term Sheet

September 15, 2014

Issuer:	Ross Stores, Inc.
Anticipated Ratings:*	A3/A- (Moody’s/S&P)
Principal Amount:	$250,000,000
Offering Format:	SEC Registered
Trade Date:	September 15, 2014
Settlement Date:	September 18, 2014 (T+3)
Maturity Date:	September 15, 2024
Coupon (Interest Rate):	3.375%
Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning
on March 15, 2015
Price to Public:	99.329%
Yield to Maturity:	3.455%
Spread to Benchmark Treasury:	0.87% (87 basis points)
Benchmark Treasury:	UST 2.375% due August 15, 2024
Benchmark Treasury Price/Yield:	98-05+; 2.585%
Make-Whole Call:	Prior to June 15, 2024, T+15 basis points
Par Call:	On or after June 15, 2024
Change of Control:	If the Issuer experiences a Change of Control Repurchase
Event (as defined in the Preliminary Prospectus
Supplement), it will be required, unless it has exercised the right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount,
plus accrued and unpaid interest to the repurchase date.
CUSIP/ISIN:	778296AA1/US778296AA10
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Co-Managers:	U.S. Bancorp Investments, Inc.
Mitsubishi UFJ Securities (USA), Inc.
SunTrust Robinson Humphrey, Inc.
Fifth Third Securities, Inc.
BNY Mellon Capital Markets, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com or calling or e-mailing Wells Fargo Securities, LLC at 1-800-326-5897 or cmclientsupport@wellsfargo.com.

711197672